EXHIBIT 4.4



                             SECURED PROMISSORY NOTE


$1,050,000                                                         June 18, 1997


         For value received, the undersigned, DynaGen, Inc., a Delaware corporation ("Obligor"), hereby promises to pay to the order of Thomas L. Canning ("Lender"), at his principal address at Bicentennial Place, Cincinnati, Ohio 45249 or at such other place as may be designated from time to time in writing by Lender, the principal sum of One Million Fifty Thousand Dollars ($1,050,000) together with interest in arrears from and including the date hereof on the unpaid principal balance hereunder, at the rate of nine and one half percent (9.5%) per annum. Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days. Notwithstanding any other provision of this Note, Lender does not intend to charge and Obligor shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to Obligor or credited to reduce principal hereunder.

         1. Payment of Principal and Interest; Prepayment. (a) Principal, and interest due thereon, shall be paid as follows:

         Date                                          Principal Amount Due
         ----                                          --------------------
         September 30, 1997                            $87,500.00
         December 31, 1997                             $87,500.00
         March 31, 1998                                $87,500.00
         June 30, 1998                                 $87,500.00
         September 30, 1998                            $87,500.00
         December 31, 1998                             $87,500.00
         March 31, 1999                                $87,500.00
         June 30, 1999                                 $87,500.00
         September 30, 1999                            $87,500.00
         December 31, 1999                             $87,500.00
         March 31, 2000                                $87,500.00
         June 30, 2000                                 $87,500.00

         (b) If any day on which a payment is due  pursuant to the terms of this
Note is not a day on which banks in the Commonwealth of Massachusetts are generally open (a "Business Day"), such payment shall be due on the next Business Day following. All payments received by Lender hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal. Principal and interest shall be payable in lawful money of the United States of America.

         (c) This Note may be prepaid at any time, without premium or penalty, in whole or in part, all such prepayments to be applied upon installments of most remote maturity. Any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.

         2. The Merger Agreement; Issuance of the Notes. This Note is one of a limited number of Notes (individually a "Note" and collectively the "Notes") in the aggregate principal amount of Five Million Dollars $5,000,000 issued by the Obligor to the respective Lenders pursuant to the terms of that certain Agreement and Plan of Merger dated as of March 7, 1997, as amended, by and among Obligor, Superior Pharmaceutical Company ("Superior"), the Lender and the other parties named therein (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Merger Agreement. The Obligor covenants and agrees to make payments (including prepayments) on each Note pro-rata in accordance with the respective principal amount of each such Note.

         3. Events of Default. In the event that: (i) the Obligor fails to make any payment of interest or principal within ten (10) business days following the due date thereof; (ii) the Obligor makes or enters into an assignment, reorganization or similar arrangement for the benefit of creditors; (iii) the Obligor applies for, consents to or cooperates with any appointment of a receiver, trustee, liquidator, custodian or similar official for it or any part of the Obligor's assets; (iv) the Obligor commences or seeks relief, or has a petition or other action commenced against it or seeking relief, under any bankruptcy, insolvency, reorganization, arrangement, dissolution, custodianship, conservatorship, liquidation or similar proceeding, and, if commenced against it, is not discharged within sixty (60) days; (v) there shall have occurred and be continuing beyond any applicable cure period any default by the Obligor of any covenant or agreement of the Obligor under this Note or the Merger Agreement; (vi) all or substantially all of the assets of the Obligor are sold or the sale by the Obligor of eighty percent (80%) or more of the outstanding capital stock of the Obligor (each of the preceding to be referred as an "Event of Default"); then the Lenders holding a majority in principal amount outstanding under the Notes may, during the continuance of any of the foregoing, accelerate the entire principal balance outstanding hereunder by written notice to the Obligor in which event the unpaid balance of this Note and the Notes shall become immediately due and payable without notice or demand.

         4. Covenants of Obligor. Obligor shall cause Superior to comply with all covenants contained in that certain Amended and Restated Loan and Security Agreement dated as of June 18, 1997 between The Huntington National Bank and Superior, which covenants are incorporated herein by reference and shall survive the termination of such Amended and Restated Loan and Security Agreement.

         5. Rights under Merger Agreement. This Note is subject to the rights and obligations under the Merger Agreement and the exercise by Obligor of any right of indemnification pursuant to Article X of the Merger Agreement shall not be deemed an Event of Default under Section 3 of this Note; provided, however, that such right of indemnification shall not be exercised until the final resolution or settlement of any claim pursuant to Section 10.6 of the Merger Agreement.

         6. Pledge Agreement. This Note is secured by and entitled to the benefits of that certain Pledge Agreement of even date herewith by and among Obligor, Lender and the other parties named therein (the "Pledge Agreement").

         7. Costs of Collection. If this Note is not paid in accordance with its terms, Obligor shall pay to Lender, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys' fees, court costs and other costs for the successful enforcement of payment of this Note.

         8. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the date such mailing is made.

         9. Governing Law. This Note shall be deemed delivered in and shall be enforceable in accordance with the internal laws of the State of Ohio, without reference to its conflicts of law provisions, and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

         10. Waiver of Presentment and Demand. Obligor hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof.

         11. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.


         12. Waiver; Amendment. None of the terms or provision of this Note may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Obligor and the holders of a majority in principal amount outstanding under the Notes. A waiver by such noteholders of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.


                [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

                                         OBLIGOR:

[Corporate Seal]                         DynaGen, Inc.


                                         By: /s/ Dhananjay G. Wadekar
                                             ---------------------------
                                             Dhananjay G. Wadekar


Attested:

By: /s/ Kenneth J. Gordon
   -------------------------
Name: Kenneth J. Gordon
     -----------------------
Title: Asst. Secretary
      ----------------------